                                                                  EXHIBIT (k)(1)

Eaton Vance Risk-Managed Diversified Equity Income Fund
The Eaton Vance Building
255 State Street
Boston, MA 02109
(617) 482-8260

                                  June 4, 2007

American Stock Transfer & Trust Company
59 Maiden Lane
New York, NY 10038
Attn: President

     Re: Eaton Vance Risk-Managed Diversified Equity Income Fund

Dear Sirs:

     Please be advised that, pursuant to Trustee action taken on April 23, 2007, your firm was appointed transfer and dividend disbursing agent for a new closed-end fund:

     Eaton Vance Risk-Managed Diversified Equity Income Fund

     Accordingly, pursuant to Section 10(e) of the Transfer Agency and Services Agreement dated February 5, 2007 by and between American Stock Transfer & Trust Company and each of the various Eaton Vance Funds listed on Exhibit 1 thereto (the "Agreement"), you are hereby notified that Eaton Vance Risk-Managed Diversified Equity Income Fund has been added as a party to the Agreement and that Exhibit 1 to the Agreement (as attached hereto) is hereby restated in its entirety.

                                        Eaton Vance Risk-Managed Diversified
                                        Equity Income Fund


                                        By: /s/ Barbara E. Campbell
                                            ------------------------------------
                                            Barbara E. Campbell
                                            Treasurer

Accepted and Acknowledged:

American Stock Transfer & Trust
Company


By: /s/ Herbert J. Lemmer
    ---------------------------------
    Herbert J. Lemmer
    Vice President

                                    Exhibit 1

                                  LIST OF FUNDS

Eaton Vance Risk-Managed Diversified Equity Income Fund

Eaton Vance Tax-Managed Global Diversified Equity Income Fund

Dated: June 4, 2007

                     TRANSFER AGENCY AND SERVICES AGREEMENT

This Transfer Agency and Services Agreement (the "Agreement") dated as of February 5, 2007 is between each registered investment company listed on Exhibit 1 hereof (as may be amended from time to time) (each a "Fund"), each being a voluntary association commonly known as a "Massachusetts business trust" having its principal place of business at 255 State Street, Boston, MA 02109, and American Stock Transfer & Trust Company (the "Transfer Agent" or "AST"), a New York corporation with principal offices at 59 Maiden Lane, New York, NY 10038.

                                   WITNESSETH:

                                   ----------

WHEREAS, each Fund desires to retain AST as its transfer agent, dividend disbursing agent and agent in connection with certain other activities, and AST desires to provide such services on the terms herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, each Fund and AST agree as follows:

1. Definitions. Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

     (a) "Articles of Organization" shall mean the Articles of Organization, Declaration of Trust or other charter document of the Fund, as the same may be amended from time to time;

     (b) "Authorized Person" shall be deemed to include any person duly authorized to give Oral Instructions or Written Instructions on behalf of the Fund as indicated in writing to AST from time to time;

     (c) "Commission" shall mean the Securities and Exchange Commission;

     (d) "Counsel" shall mean (i) outside legal counsel of the Fund in its capacity as such and (ii) outside legal counsel of AST if such counsel has been specifically authorized by an Authorized Person of the Fund to render its opinion on the matter that has arisen;

     (e) "Custodian" refers to the custodian and any sub-custodian of all securities and other property which the Fund may from time to time deposit, or cause to be deposited or held under the name or account of such custodian duly engaged by the Fund;

     (f) "Trustees" or "Board of Trustees" refers to the duly elected Trustees or Directors of the Fund;

     (g) "Oral Instructions" shall mean instructions, other than Written Instructions, actually received by AST from a person reasonably believed by AST to be an Authorized Person;

     (h) "Prospectus" shall mean the Fund's current prospectus and statement of additional information, including any supplements thereto, relating to the registration of the Fund's Shares under the Securities Act of 1933, as amended, and the 1940 Act;

     (i) "Shares" refers to the shares of beneficial interest or common stock of the Fund (which may be divided into classes);

     (j) "Shareholder" means a record owner of Shares;

     (k) "Written Instructions" means any written communication signed by an Authorized Person and actually received by AST, and shall include manually executed originals and authorized electronic transmissions of such originals (including telefacsimile); and

     (l) The "1940 Act" refers to the Investment Company Act of 1940 and the rules and regulations promulgated thereunder, all as amended from time to time.

2. Appointment of AST. The Fund hereby appoints AST as transfer agent for its Shares and as shareholder servicing agent for the Fund, and AST accepts such appointment and agrees to perform the duties hereinafter set forth.

In connection with the appointment of AST, the Fund shall upon request, on or before the date this Agreement goes into effect, but in any case within a reasonable period of time for AST to prepare to perform its duties hereunder, furnish AST with the following documents:

     (a) If applicable, a specimen of the certificate for Shares of the Fund in the form approved by the Trustees, with a certificate of an Officer of the Fund as to such approval;

     (b) Specimens of the signatures of the officers of the Fund authorized to sign stock certificates and specimens of the signatures of the individuals authorized to sign written instructions and requests;

     (c) A certified copy of the Articles of Organization and By-Laws of the Fund, as amended; and

     (d) All account application forms and other documents relating to Shareholder accounts or to any plan, program or service offered by the Fund;

     (e) With respect to any Fund previously serviced by another transfer agent, to the extent practicable a certified list of Shareholders of the Fund with the name, address and taxpayer identification number of each Shareholder, and the number of shares of the Fund held by each, certificate numbers and denominations (if any certificates have been issued), lists of any accounts against which stop transfer orders have been placed, together with the reasons therefor, and the number of Shares redeemed by the Fund, and;

     (f) A sufficient supply of blank certificates signed by (or bearing the facsimile signature of) the officers of the Fund authorized to sign stock certificates and bearing the Fund's corporate seal (if required). AST may use certificates bearing the signature of a person who at the time of use is no longer an officer of the Fund.

3. Duties of AST.

     (a) AST shall be responsible for administering and/or performing transfer agent functions; for acting as service agent in connection with dividend and distribution functions; and for performing shareholder account and administrative agent functions in connection with the issuance and transfer (including coordination with the Custodian) of Shares. Such duties are described in the written Schedule of Duties of AST annexed hereto as Schedule A. AST shall also act in accordance with the terms of the Prospectus of the Fund, applicable law and the procedures established from time to time between AST and the Fund.

     (b) AST shall record the issuance of Shares and maintain pursuant to Rule 17Ad-10(e) under the Securities Act of 1934 a record of the total number of Shares of the Fund which are authorized (with due authorization based upon data provided by the Fund), issued and outstanding. AST shall provide the Fund on a regular basis with such information but shall have no obligation, when recording the issuance of Shares, to monitor the legality of issuance of Shares or to take cognizance of any laws relating to the proper issue or sale of such Shares, which functions shall be the sole responsibility of the Fund (or its administrator).

     (c) AST shall serve as agent for Shareholders pursuant to the Fund's dividend reinvestment plan, as amended from time to time.

     (d) AST acknowledges that the Funds' administrator, Eaton Vance Management ("EVM"), currently employs personnel to provide shareholders with, among other things, information regarding their accounts and transaction procedures of AST. AST acknowledges that EVM is not responsible for transfer agency services to the Fund. In the event AST determines that a particular transaction requested by a shareholder cannot be processed because it is not permitted by law or procedures established hereby but EVM or Fund personnel desire the transaction to be so processed, then AST shall nonetheless process the transaction if EVM provides a standard form indemnification to AST. At the request of EVM, AST shall provide a written explanation for its decision.

4. Recordkeeping, and Other Information.

     (a) AST shall create and maintain all records required of it pursuant to its duties hereunder and as set forth in Schedule A in accordance with all applicable laws, rules and regulations, including records required by Section 31(a) of the 1940 Act and the rules thereunder. Where applicable, such records shall be maintained by AST for the periods and the places required by Rule 31a-2 under the 1940 Act.

     (b) AST agrees that all such records prepared or maintained by AST relating to the services to be performed by AST hereunder are the property of the Fund, and will be surrendered promptly to the Fund on and in accordance with the Fund's request.

     (c) In case of any requests or demands for the inspection of Shareholder records of the Fund by third parties, AST will endeavor to notify the Fund of such request and secure Written Instructions as to the handling of such request. AST reserves the right, however, to exhibit the Shareholder records to any person whenever it is required to do so by law.

5. Fund Instructions - Limitations of Liability.

     (a) AST will have no liability when acting in conformance with Written or Oral Instructions reasonably believed to have been executed or orally communicated by an Authorized Person and will not be held to have any notice of any change of authority of any person until receipt of a Written Instruction thereof from the Fund. AST will also have no liability when processing Share certificates which it reasonably believes them to bear the proper manual or facsimile signatures of the Officers of the Fund and the proper countersignature of AST.

     (b) At any time, AST may apply to any Authorized Person of the Fund for Written Instructions and may, after obtaining prior oral or written approval by an Authorized Person, seek advise from Counsel with respect to any matter arising in connection with this Agreement, and it shall not be liable for any action taken or not taken or suffered by it in good faith in accordance with such Written Instructions or in accordance with this opinion of Counsel. Written Instructions requested by AST will be provided by the Fund within a reasonable period of time. In addition, AST, its Officers, agents or employees, shall accept Oral Instructions or Written Instructions given to them by any person representing or acting on behalf of the Fund only if said representative is known by AST, or its Officers, agents or employees, to be an Authorized Person. AST shall have no duty or obligation to inquire into, nor shall AST be responsible for, the legality of any act done by it upon the request or direction of an Authorized Person.

     (c) Notwithstanding any of the foregoing provisions of this Agreement, AST shall be under no duty or obligation to inquire into, and shall not be liable for: (i) the legality of the issuance or sale of any Shares or the sufficiency of the amount to be received therefor; (ii) the propriety of the amount per share to be paid on any redemption; (iii) the legality of the declaration of any dividend by the Trustees, or the legality of the issuance of any Shares in payment of any dividend; or (iv) the legality of any recapitalization or readjustment of the Shares.

     (d) AST will not be liable or responsible for delays or errors by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, fire, mechanical breakdown beyond its control, flood, acts of God, insurrection, war, riots, and loss of communication or power supply, provided, however, that AST shall have acted in accordance with its Disaster Recovery Plan previously provided to the Eaton Vance Group of Funds, which may be amended from time to time by agreement of the Fund and AST.

6. Compensation.

     (a) The Fund agrees to pay AST fees for the services performed pursuant to this Agreement in the amount of $1,500 per month. Notwithstanding the foregoing, in the event that the scope of services to be provided by AST is increased substantially, the parties shall negotiate in good faith to determine reasonable compensation for such additional services. AST will bill the Fund as soon as practicable after the end of each calendar month. The Fund will promptly pay to AST the amount of such billing.

     (b) Out-of-pocket disbursements shall mean the items specified in the written schedule of out-of-pocket charges annexed hereto as Schedule B and incorporated herein. Reimbursement by the Fund for such out-of-pocket disbursements incurred by AST in any month shall be made as soon as practicable after the receipt of an itemized bill from AST. AST reserves the right to request advance payment for substantial out-of-pocket expenditures. Reimbursement by the Fund for expenses other than those specified in Schedule B shall be upon mutual agreement of the parties as provided in Schedule B.

     (c) Services required by legislation or regulatory mandate that become effective after the effective date of this Agreement shall not be part of the standard services, and shall be billed by agreement.

     (d) The parties agree to review at least annually at a Trustees' meeting of the Fund the services provided, cost thereof, and fees and expenses charged, including comparative information regarding the transfer agency industry. The compensation agreed to hereunder may be adjusted from time to time by attaching to this Agreement a revised Schedule, dated and executed by the parties hereto.

8. Representations and Warranties.

     (a) AST represents and warrants to the Fund that:

          (i) it is a corporation duly organized, existing and in good standing under the laws of the State of New York;

          (ii) it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

          (iii) all requisite corporate proceedings have been taken to authorize it to enter into this Agreement;

          (iv) AST will maintain its registration as a transfer agent as provided in Section 17A(c) of the Securities Act of 1934, as amended, (the "1934 Act") and shall comply with all applicable provisions of Section 17A of the 1934 Act and the rules promulgated thereunder, as may be amended from time to time, including rules relating to record retention;

          (v) it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement;

          (vi) to the best of its knowledge, the various procedures and systems which AST has implemented or will implement with regard to safeguarding from loss or damage attributable to fire, theft or any other cause (including provision for 24 hours-a-day restricted access) of the Fund's records and other data and AST's records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as in its judgment are required for the secure performance of its obligations hereunder. The parties shall review such systems and procedures on a periodic basis; and

          (vii) it maintains adequate insurance to enable it to continue its operations as described herein. AST shall notify the Fund should any of its insurance coverage as set forth in Schedule F attached hereto be changed for any reason. Such notification shall include the date of change and reason or reasons therefor. AST shall notify the Fund of any claims against it whether or not they may be covered by insurance and shall notify the Fund from time to time as may be appropriate, and at least within 30 days following the end of each fiscal year of AST, of the total outstanding claims made by AST under its insurance coverage.

     (b) The Fund represents and warrants to AST that:

          (i) it is duly organized, existing and in good standing under the laws of the jurisdiction in which it is organized;

          (ii) it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into this Agreement;

          (iii) all corporate proceedings required by said Articles of Incorporation, By-Laws and applicable laws have been taken to authorize it to enter into this Agreement;

          (iv) a registration statement under the Securities Act of 1933, as amended, and/or the 1940 Act is currently effective and will remain effective, and all appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale; and

          (v) all outstanding Shares are validly issued, fully paid and non-assessable and when Shares are hereafter issued in accordance with the terms of the Fund's Articles of Incorporation and its Prospectus, such Shares when issued shall be validly issued, fully paid and non-assessable.

9. Duty of Care and Indemnification.

     (a) Each party shall fulfill its obligations hereunder by acting with reasonable care and in good faith;

     (b) The Fund will indemnify AST against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit not resulting from the bad faith or negligence of AST, and arising out of, or in connection with, its duties on behalf of the Fund hereunder. In addition, the Fund will indemnify AST against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit as a result of : (i) any action taken in accordance with Written or Oral Instructions, or share certificates reasonably believed by AST to be genuine and to be signed, countersigned or executed, or orally communicated by an Authorized Person; (ii) any action taken in accordance with written or oral advice reasonably believed by AST to have been given by counsel for the Fund; or (iii) any action taken as a result of any error or omission in any record which AST had no reasonable basis to believe was inaccurate (including but not limited to magnetic tapes, computer printouts, hard copies and microfilm copies) and was delivered, or caused to be delivered, by the Fund to AST in connection with this Agreement;

     (c) AST will indemnify the Fund against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit not resulting from the bad faith or negligence of the Fund, and arising out of, or in connection with, AST's breach of this Agreement;

     (d) In any case in which a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be advised of all pertinent facts concerning the situation in question and the party seeking indemnification shall notify the indemnifying party promptly concerning any situation which presents or appears likely to present a claim for indemnification. The indemnifying party shall have the option to defend against any claim which may be the subject of this indemnification and, in the event that the indemnifying party so elects, such defense shall be conducted by counsel chosen by the indemnifying party, and thereupon the indemnifying party shall take over complete defense of the claim and the party seeking indemnification shall sustain no further legal or other expenses in such situation for which it seeks indemnification. The party seeking indemnification will not confess any claim or make any compromise in any case in which the indemnifying party will be asked to provide indemnification, except with the indemnifying party's prior written consent; and

     (e) The obligations of the parties hereto under this Section shall survive the termination of this Agreement.

     (f) AST shall not be responsible for the validity of the issuance, presentation or transfer of stock; the genuineness of endorsements; the authority of presentors; or the collection or payment of charges or taxes incident to the issuance or transfer of stock. AST may, however, delay or decline an issuance or transfer if it deems it to be in its or the Fund's best interests to receive evidence or assurance of such validity, authority, collection or payment. AST shall not be responsible for any discrepancies in its records or between its records and those of the Fund, if it is a successor transfer agent or successor registrar, unless no discrepancy existed in the records of the Fund and any predecessor transfer agent or predecessor registrar. AST shall not be deemed to have notice of, or to be required to inquire regarding, any provision of the Fund's Declaration of Trust or by-laws, any court or administrative order, or any other document, unless it is specifically advised of such in a writing from the Fund, which writing shall set forth the manner in which it affects the Shares. In no event shall AST be responsible for any transfer or issuance not effected by it.

     (g) IN NO EVENT SHALL AST HAVE ANY LIABILITY FOR ANY INCIDENTAL, SPECIAL, STATUTORY, INDIRECT OR CONSEQUENTIAL DAMAGES, OR FOR ANY LOSS OF PROFITS, REVENUE, DATA OR COST OF COVER.

10. Terms and Termination.

     (a) Either party may terminate this Agreement without cause on or after the first year from the date first referenced above and by giving 180 days written notice to the other party;

     (b) Either party may terminate this Agreement if the other party has materially breached the Agreement by giving the defaulting party 30 days written notice and the defaulting party has failed to cure the breach within 60 days thereafter; and

     (c) Any written notice of termination shall specify the date of termination. The Fund shall provide notice of the successor transfer agent within 30 days of the termination date. Upon termination, AST will deliver to such successor a certified list of shareholders of the Fund (with names, addresses and taxpayer identification of Social Security numbers and such other federal tax information as AST may be required to maintain), an historical record of the account of each shareholder and the status thereof, and all other relevant books, records, correspondence, and other data established or maintained by the books, records, correspondence, and other data established or maintained by AST under this Agreement in the form reasonably acceptable to the Fund, and will cooperate in the transfer of such duties and responsibilities, including provisions for assistance from AST's personnel in the establishment of books, records and other data by such successor or successors. AST shall be entitled to its out-of-pocket expenses set forth in Schedule B incurred in the delivery of such records net of the fees owed to AST for the last month of service if this Agreement is terminated pursuant to paragraph (b) immediately above.

     (d) If a majority of the non-interested trustees of any of the Funds determines, in the exercise of their fiduciary duties and pursuant to their reasonable business judgment after consultation with Eaton Vance Management, that the performance of AST has been unsatisfactory or adverse to the interests of shareholders of any Fund or Funds or that the terms of the Agreement are no longer consistent with publicly available industry standards, then the Fund or Funds shall give written notice to AST of such determination and AST shall have 60 days (or such longer period if the non-interested Trustees so determine) to
(1) correct such performance to the satisfaction of the non-interested trustees or (2) renegotiate terms which are satisfactory to the non-interested trustees of the Funds. If the conditions of the preceding sentence are not met then the Fund or Funds may terminate this Agreement on sixty (60) days written notice provided, however, that the provisions of Paragraph 11(c) shall remain outstanding for an additional 30 days if necessary to transfer records to a successor transfer agent.

     (e) If the Board of Trustees hereafter establishes and designates a new Fund, if requested by a new Eaton Vance fund, AST agrees that it will act as transfer agent and shareholder servicing agent for such new Fund in accordance with the terms set forth herein. The Trustees shall cause a written notice to be sent to AST to the effect that it has established a new Fund and that it appoints AST as transfer agent and shareholder servicing agent for the new Fund. Such written notice must be received by AST in a reasonable period of time prior to the commencement of operations of the new Fund to allow AST, in the ordinary course of its business, to prepare to perform its duties.

11. Confidentiality of Records.

     (a) AST agrees to treat all records and other information relative to the Fund and its prior, present or potential Shareholders in confidence except that, after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where AST may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

     (b) AST shall make available during regular business hours all records and other data created and maintained pursuant to this Agreement for reasonable audit and inspection by the Fund, or any person retained by the Fund. Upon reasonable notice by the Fund, AST shall make available during regular business hours its facilities and premises employed in connection with its performance of this Agreement for reasonable visitation by the Fund, or any person retained by the Fund, to inspect its operating capabilities or for any other reason.

     (c) The Fund agrees to keep all records and information of AST (including trade secrets) in confidence, unless such is required to be divulged pursuant to law or where the Fund may be exposed to or criminal contempt proceedings for failure to comply. AST acknowledges that such records and information may be disclosed to Eaton Vance Management personnel and to Fund auditors consistent with the responsibilities of such parties, and in such cases the Fund shall take reasonable precautions to safeguard the confidentiality of such data to the extent practicable.

12. Amendment, Assignment and Subcontracting.

     (a) This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties.

     (b) This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that any assignment of this Agreement (as defined in the 1940 Act) to an entity shall require the written consent of the other party.

     (c) The Fund agrees that AST may, in its discretion, subcontract for certain of the services described under this Agreement or the Schedules hereto; provided that the appointment of any such Agent shall not relieve AST of its responsibilities hereunder.

13. Use of Trade Names.

     (a) AST shall approve all reasonable uses of its name which merely refer in accurate terms to its appointment hereunder or which are required by the Commission or a state securities commission.

     (b) AST shall not use the name of the Fund or material relating to the Fund on any documents or forms for other than internal use in a manner not approved prior thereto in writing;

provided, that the Fund shall approve all reasonable uses of its name which merely refer in accurate terms to the appointment of AST or which are required by the Commission or a state securities commission.

14. Notice. Any notice or other instrument authorized or required by this Agreement to be given in writing to the Fund or AST, shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

          To the Fund:

          The Eaton Vance Building
          255 State Street
          Boston, MA 02109
          Attention: Fund Secretary

          To AST:

          Mr. George Karfunkel
          American Stock Transfer & Trust Company
          59 Maiden Lane
          New York, NY 10038
          Telecopy No.: (718) 236-4588

          With a copy to:
          American Stock Transfer & Trust Company
          Attn: General Counsel
          59 Maiden Lane
          New York, NY 10038

          AST and the Fund may, by notice to the other, designate additional or different addresses for subsequent notices or communications.

15. Governing Law/Venue. The laws of the Commonwealth of Massachusetts, excluding the laws on conflicts of laws, shall govern the interpretation, validity, and enforcement of this agreement. All actions arising from or related to this Agreement shall be brought in the state and federal courts sitting in the City of Boston, and the parties hereby submit themselves to the exclusive jurisdiction of those courts.

16. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

17. Captions. The captions of this Agreement are included for convenience or reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

18. Severability. The parties intend every provision of this Agreement to be severable. If a court of competent jurisdiction determines that any term or provision is illegal or invalid for any reason, the illegality or invalidity shall not affect the validity of the remainder of this Agreement. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties. Without limiting the generality of this paragraph, if a court determines that any remedy stated in this Agreement failed of its essential purpose, then all provisions of this Agreement, including the limitations on liability and exclusion of damages, shall remain fully effective.

19. Liability of Trustees, Officers and Shareholders. The execution and delivery of this Agreement have been authorized by the Trustees of the Fund and signed by an authorized Officer of the Fund, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such Officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, and the obligations of this Agreement are not binding upon any of the Trustees or shareholders of the Fund, but bind only the property of the Fund. No class of the Fund shall be liable for the obligations of another class.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective Officers thereunder duly authorized as of the day and year first above written.

American Stock Transfer & Trust Company Each of the Funds listed on Exhibit 1, severally and not jointly


By: /s/ Michael Karfunkel               By: /s/ Barbara Campbell
    ---------------------------------       ------------------------------------
Name: Michael Karfunkel                 Name: Barbara Campbell
Title: President                        Title: Treasurer

                                   SCHEDULE A

                                  DUTIES OF AST

     1. Shareholder Information. AST shall maintain a record of the number of Shares held by each Shareholder of record which shall include name, address, taxpayer identification and which shall indicate whether such Shares are held in certificates or uncertificated form.

     2. Shareholder Services. AST will investigate all shareholder inquiries relating to Shareholder accounts and will answer all communications from Shareholders and others with respect to its duties hereunder. AST shall keep records of all Shareholder correspondence and replies thereto, and of lapse of time between the receipt of such correspondence and the mailing of such replies.

     3. Share Certificates.

          (a) At the expense of the Fund, the Fund shall supply AST with an adequate supply of blank share certificates to meet AST requirements therefor. Such Share certificates shall be properly signed by facsimile. The Fund agrees that, notwithstanding the death, resignation, or removal of any officer of the Fund whose signature appears on such certificates, AST or its agent may continue to countersign certificates which bear such signatures until otherwise directed by Written Instructions.

          (b) AST shall issue replacement Share certificates in lieu of certificates which have been lost, stolen or destroyed, upon receipt by AST of properly executed affidavits and lost certificate bonds, in form satisfactory to AST, with the Fund and AST as obligees under the bond.

          (c) AST shall also maintain a record of each certificate issued, the number of Shares represented thereby and the Shareholder of record. With respect to Shares held in open accounts or uncertificated form (i.e., no certificate being issued with respect thereto) AST shall maintain comparable records of the Shareholders thereof, including their names, addresses and taxpayer identification numbers. AST shall further maintain a stop transfer record on lost and/or replaced certificates.

     4. Mailing Communications to Shareholders; Proxy Materials. AST will address and mail to Shareholders of the Fund, all reports to Shareholders, dividend and distribution notices and proxy material for the Fund's meetings of Shareholders, and such other communications as the Fund may authorize. In connection with meetings of Shareholders, AST will prepare Shareholder lists, mail and certify as to the mailing of proxy materials, process and tabulate returned proxy cards, report on proxies voted prior to meetings, act as inspector of election at meetings and certify Shares voted at meetings.

     5. Transfer of Shares.

          (a) AST shall process all requests to transfer Shares in accordance with the transfer procedures set forth in the Fund's Prospectus.

          (b) AST will transfer Shares upon receipt of Written Instructions or otherwise pursuant to the Prospectus and Share certificates, if any, properly endorsed for transfer, accompanied by such documents as AST reasonably may deem necessary.

          (c) AST reserves the right to refuse to transfer Shares until it is satisfied that the endorsement on the instructions is valid and genuine. AST also reserves the right to refuse to transfer Shares until it is satisfied that the requested transfer is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers which AST in its good judgment, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer.

     7. Dividends.

          (a) Upon the declaration of each dividend and each capital gains distribution by the Board of Directors of the Fund with respect to Shares of the Fund, the Fund shall furnish or cause to be furnished to AST Written Instructions setting forth the date of the declaration of such dividend or distribution, the ex-dividend date, the date of payment thereof, the record date as of which Shareholders entitled to payment shall be determined, the amount payable per Share to the Shareholders of record as of that date, the total amount payable on the payment date and whether such dividend or distribution is to be paid in Shares at net asset value.

          (b) On or before the payment date specified in such resolution of the Board of Directors, the Fund will provide AST with sufficient cash to make payment to the Shareholders of record as of such payment date.

          (c) If AST does not receive sufficient cash from the Fund to make total dividend and/or distribution payments to all Shareholders of the Fund as of the record date, AST will, upon notifying the Fund, withhold payment to all Shareholders of record as of the record date until sufficient cash is provided to AST.

     8. Miscellaneous

     In addition to and neither in lieu nor in contravention of the services set forth above, AST shall perform all the customary services of a transfer agent registrar dividend disbursing agent and agent of the dividend reinvestment plan as described herein consistent with those requirements in effect as at the date of this Agreement. The detailed definition, frequency, limitations and associated costs (if any) set out in the attached fee schedule, include but are not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, tabulating proxies, mailing Shareholder reports to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts where applicable, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all registered Shareholders.

                                   SCHEDULE B

                             OUT-OF-POCKET EXPENSES

The Fund shall reimburse AST monthly for applicable out-of-pocket expenses, including, but not limited to the following items:

-    Microfiche/microfilm production

-    Magnetic media tapes and freight

-    Printing costs, including certificates, envelopes, checks and stationery

- Postage (bulk, pre-sort, ZIP+4, barcoding, first class) direct pass through to the Fund

-    Proxy solicitations, mailings and tabulations

-    Shipping, Certified and Overnight mail

-    Set-up charges for Internet and/or telephonic voting of proxies

-    Courier services

-    Incoming and outgoing wire charges

-    Federal Reserve charges for check clearance

- Record retention, retrieval and destruction costs, including, but not limited to exit fees charged by third party record keeping vendors

- Such other miscellaneous expenses reasonably incurred by AST in performing its duties and responsibilities under this Agreement as pre-approved in writing by the Fund

                                    Exhibit 1

                                  LIST OF FUNDS

Eaton Vance Tax-Managed Global Diversified Equity Income Fund

Dated: February 5, 2007